CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Service Providers” and to the use of our report dated December 28, 2011 for Nuveen Large Cap Value Fund and Nuveen Dividend Value Fund (formerly known as Nuveen Equity Income Fund) in the Registration Statement (Form N-14) and related Joint Proxy Statement/Prospectus and Statement of Additional Information of Nuveen Investment Funds, Inc. filed with the Securities and Exchange Commission in this initial filing of the Registration Statement under the Securities Act of 1933.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

July 23, 2012